Exhibit 99.1

Rain Therapeutics Inc. Announces Name Change to Rain Oncology Inc.

NEWARK, Calif., December 29, 2022 (GLOBE NEWSWIRE) -- Rain Therapeutics Inc. (“Rain”) (NasdaqGS: RAIN), (Rain), a late-stage biotechnology company developing precision oncology therapeutics with a lead product candidate, milademetan, an oral, small molecule inhibitor of the MDM2-p53 complex that reactivates p53, today announced that it will change its name to Rain Oncology Inc. effective tomorrow, December 30, 2022, to better reflect the company's focus on addressing unmet needs for cancer patients through precision oncology.

“Our Company has always kept a steadfast focus on patients with cancer in an enduring passion to develop new precision oncology strategies. We felt it appropriate for our name to reflect that intent. As we enter the new year, now is the perfect time to launch Rain Oncology Inc. to reflect this unwavering mission,” said Avanish Vellanki, Chief Executive Officer.

In connection with the name change, Rain will have a new corporate website at www.rainoncology.com. No action is required from current stockholders in connection with the name change. The company’s common stock will continue to be listed on The Nasdaq Global Select Market and the CUSIP will not change. The number of outstanding shares of the company’s common stock is not affected by the name change. The company’s ticker symbol “RAIN” will remain the same.

About Rain Oncology

Rain Oncology Inc. is a late-stage precision oncology company developing therapies that target oncogenic drivers to genetically select patients it believes will most likely benefit. This approach includes using a tumor-agnostic strategy to select patients based on their tumors’ underlying genetics rather than histology. Rain’s lead product candidate, milademetan, is a small molecule, oral inhibitor of MDM2-p53 complex that reactivates p53. In addition to milademetan, Rain is also developing a preclinical program that is focused on inducing synthetic lethality in cancer cells by inhibiting RAD52.

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LifeSci Advisors

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